Exhibit 23(C)

INDEPENDENT PETROLEUM CONSULTANTS’ CONSENT

The undersigned firm of Independent Petroleum Consultants of London, United Kingdom, Oilfield Production Consultants (OPC) Limited (“OPC”) has prepared an independent evaluation of reserves and value of the oil and gas assets of the interests of CanArgo Energy Corporation. It hereby gives consent to the use of its name and to the said estimates. The effective date of this evaluation is 1 January 2005.

This report has been prepared for the exclusive use of CanArgo Energy Corporation and no part thereof shall be reproduced, distributed or made available to any other person, company, regulatory body or organization without the complete context of this report and the knowledge and consent of OPC.

In the course of the evaluation, CanArgo Energy Corporation provided OPC personnel with basic information which included two previous year end reserves evaluation reports; land, well and technical information; reservoir and geological studies, details of future work plans, contract information, budget forecasts and financial data. Other engineering, geological or economic data required to conduct the evaluation and upon which this report is based, was obtained from public records and from OPC’s non-confidential sources. The extent and character of ownership and accuracy of all factual data supplied for the independent evaluation, from all sources, has been accepted as presented. A field inspection was made by OPC, however an environmental/safety assessment of the properties was not made by OPC and thus makes no representations and accepts no responsibilities in this regard.

The accuracy of any reserve and production estimates is a function of the quality and quantity of available data and of engineering interpretation and judgment. While reserve and production estimates presented herein are considered reasonable, the estimates should be accepted with the understanding that reservoir performance subsequent to the date of the estimate may justify revision, either upward or downward. OPC reserves the right to review all calculations referred to or included in this report and to revise the estimates in light of erroneous data supplied or information existing but not made available which becomes known subsequent to the preparation of this report.

Revenue projections presented in this report are based in part on forecasts of market prices, current exchange rates, inflation, market demand and government policy, which are subject to uncertainties and may in future differ materially from the forecasts herein. Present values of revenues documented in this report have not been adjusted for risk and do not necessarily represent the fair market value of the reserves evaluated herein.

for Oilfield Production Consultants (OPC) Limited

Piers Johnson

Managing Director

Date: 14th March 2005